Exhibit 23.4

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated January 15, 1999, on the consolidated financial statements of Infratest Burke Aktiengesellschaft Holding and subsidiaries as of September 30, 1998, 1997 and 1996, and for each of the years in the three year period ended September 30, 1998, included in or made a part of this registration statement and to all references to our firm included in this registration statement.



Munich / Germany, April 12, 2000

                                          Haarmann, Hemmelrath & Partner GmbH
                                            Wirtschaftsprufungsgesellschaft
                                              Steuerberatungsgesellschaft